Exhibit 2.1

              April 28, 2020

Match Group, Inc.
8750 North Central Expressway, Suite 1400
Dallas, Texas 75231

Re:  Amendment to Transaction Agreement.

Attn: Ladies and Gentlemen:
1.Reference is made to that certain Transaction Agreement, dated as of December 19, 2019 (the “Transaction Agreement”), by and among IAC/InterActiveCorp, a Delaware corporation (“IAC”), IAC Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of IAC (“New IAC”), Valentine Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of IAC (“New Match Merger Sub”), and Match Group, Inc., a Delaware corporation (“Match”). IAC, New IAC, New Match Merger Sub and Match are referred to together as the “Parties”.
2.The Parties hereby amend and restate Section 7.18(a) of the Transaction Agreement in its entirety to read as follows:
“The number of directors that will comprise the full New Match Board of Directors shall be ten (10);”
3.The Parties hereby amend and restate Section 7.18(b) of the Transaction Agreement in its entirety to read as follows:
“The members of the New Match Board of Directors shall consist of (i) the members of the Match Board of Directors prior to the Match Merger Effective Time, other than two (2) members as identified in Section 7.18(b) of the IAC Disclosure Letter, and (ii) three (3) individuals designated prior to the Closing by IAC, subject to the reasonable consent of the Match Separation Committee, and each of whom shall qualify as an independent director of New Match; provided that if any individual designated by IAC (subject to the reasonable consent of the Match Separation Committee) is appointed to the Match Board of Directors prior to the Match Merger Effective Time, such individual shall be appointed as a member of the New Match Board of Directors pursuant to clause (i) of this sentence and the number of individuals to be designated by IAC pursuant to clause (ii) of this sentence will be correspondingly reduced.”
4.The Parties hereby amend and restate the first sentence of Section 7.17(c) of the Transaction Agreement in its entirety to read as follows:

“Prior to the Closing, IAC may enter into agreements with one or more Third Parties pursuant to which IAC agrees to sell shares of IAC Class M Common Stock (or New Match Common Stock), or another security which will represent shares of IAC Class M Common Stock or New Match Common Stock upon the Match Merger Effective Time (the “IAC Class M Equity Offering”), and providing for customary registration rights with respect to the related shares of IAC Class M Common Stock (or New Match Common Stock); provided, however, that any agreement granting rights to such Third Party that would survive the Match Merger Effective Time shall require Match’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed, it being understood that it shall be unreasonable to withhold, condition or delay consent with respect to customary registration rights); and provided, further, that the sum of the IAC Class M Equity Offering Daily Amounts shall not exceed $1,500,000,000.”
5.The Parties hereby amend Section 13.03 of the Transaction Agreement by (a) deleting the definition of “IAC Class M Equity Offering Cap” and (b) adding the definition of and “IAC Class M Equity Offering Daily Amount” as follows:
“‘IAC Class M Equity Offering Daily Amount’ means, on each day on which IAC shall have (a) entered into one or more enforceable commitments with any Person or Persons for the purchase by such Person(s) of shares of IAC Class M Common Stock pursuant to the IAC Class M Equity Offering (and provided that such commitment shall not have been terminated without such sale having been consummated prior to the calculation of the Reclassification Exchange Ratio) or (b) in the absence of an enforceable commitment, sold shares of IAC Class M Common Stock pursuant to the IAC Class M Equity Offering, the product, rounded to four decimal places, of (x) the number of shares of IAC Class M Common Stock agreed to be sold pursuant to such commitment(s) or sold in the absence of such commitment(s) and (y) the closing price of Match Common Stock on the NASDAQ on such date (or, if such day is not a NASDAQ trading day, on the most recent immediately preceding NASDAQ trading day) minus $3.00.”

6.This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The provisions of Sections 13.02, 13.03, 13.05–13.09 and 13.11–13.15 of the Transaction Agreement shall apply to this letter agreement, mutatis mutandis, as if such provisions were set forth in this letter agreement in their entirety. Except as specifically provided herein, this letter agreement shall not constitute an amendment, modification or waiver of any provision of the Transaction Agreement, which shall continue and remain in full force and effect in accordance with its terms.
[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.
Very truly yours,
IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	Executive Vice President,
General Counsel and Secretary

IAC HOLDINGS, INC.

By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	Executive Vice President,
General Counsel and Secretary

VALENTINE MERGER SUB LLC

By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	Vice President and Secretary

Accepted, confirmed, and agreed to as of
the date first written above:

MATCH GROUP, INC.

By:	/s/ Jared F. Sine
	Name:	Jared F. Sine
	Title:	Chief Legal Officer and Secretary

[Signature Page to Transaction Agreement Amendment]